Exhibit 107.1

CALCULATION OF REGISTRATION FEE

FORM S-8
(Form Type)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NORTHWEST NATURAL HOLDING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common stock	Other	500,000(3)	$36.40	$18,200,000	$0.00014760	$2,686.32
Total Offering Amounts					$18,200,000		$2,686.32
Total Fee Offsets (4)							-
Net Fee Due							$2,686.32

1.    Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate number of plan interests to be offered or sold pursuant to the Northwest Natural Gas Company Retirement K Savings Plan (the “Plan”). In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
2.    Calculated solely for purposes of calculating the registration fee, based on the average of the high and low selling prices per share of the Registrant’s Common Stock on the New York Stock Exchange on October 31, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.
3.    The Registrant does not have any fee offsets.